                                                PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT ("Agreement") is made this _____ day of May, 2001, by and between Farmland
Industries, Inc., a Kansas corporation, having its principal office at 12200 N. Ambassador Drive, Kansas City,
Missouri 64163 ("Farmland") and ADM/Farmland, Inc., a Delaware corporation, having its offices at 4666 Faries
Parkway, Decatur, Illinois ("ADM").

                                               W I T N E S S E T H:

         WHEREAS, Farmland owns and possesses certain grain handling facilities situated on the property described in Exhibit A attached hereto and made a part hereof (the "Owned Facilities");

         WHEREAS, Farmland possesses valid leasehold interests with respect to certain grain handling facilities situated on the property described in Exhibit B attached hereto and made a part hereof (the "Leased Facilities"
and, together with the Owned Facilities, the "Facilities");

         WHEREAS, at the Closing (as defined herein) Farmland and ADM shall enter into a Lease with respect to the  Facilities, in substantially the form attached hereto as Exhibit C (the "Lease");

         WHEREAS, Farmland desires to sell certain assets located at the Facilities and certain other locations to ADM and ADM desires to acquire such assets from Farmland upon the terms as hereinafter set forth;

         WHEREAS, ADM desires to acquire all of the issued and outstanding membership and equity interests in
Farmland-Atwood, LLC, a Delaware limited liability company ("FA");

         WHEREAS, Farmland owns all of the issued and outstanding membership and equity interests in FA and desires to sell the same to ADM upon the terms and conditions as herein set forth;

         WHEREAS, at the Closing, Farmland and ADM shall enter into a Membership Interest Purchase Agreement with respect to all of the issued and outstanding membership and equity interests in FA, substantially in the form attached hereto as Exhibit D (the "Membership Interest Purchase Agreement");

         WHEREAS, at the Closing, Farmland and ADM shall enter into a Trademark License Agreement, in substantially the form attached hereto as Exhibit E (the "License");

         Whereas, at Closing, Farmland and ADM shall enter into a Transition Services Agreement, in substantially the form attached hereto as Exhibit F (the "Services Agreement"); and

         WHEREAS, this Agreement, the Lease,  the Membership Interest Purchase Agreement, the License, the
Services Agreement and any other document, instrument or agreement executed and delivered by Farmland or ADM to the other at the Closing are referred to collectively herein as the "Transaction Documents".

         NOW, THEREFORE in consideration of the premises and the mutual covenants, warranties and representations contained herein, the parties agree as follows:

ARTICLE I:  DEFINED TERMS.
--------------------------

1.01     "ADM" shall have the meaning set forth in the first paragraph hereof.

1.02     "Agreement" shall mean this Agreement and all schedules and exhibits attached hereto or referenced herein.

1.03     "Assets" shall mean:

(a)      All grain inventory owned by Farmland which is located at the Facilities and the other locations set forth on Schedule 1.03(a) attached hereto and incorporated herein  as of the Closing
                           Date.  A schedule of all such inventory as of the Balance Sheet Date, setting forth the amount of each commodity, location and value, is included on  Schedule 1.03(a).
                           The inventory quality and quantities as of the Closing Date shall be determined in accordance with Sections 3.04, 3.05 and 3.06.

(b)      Farmland's rights under its open grain contracts  as of the Closing Date.  A list of all such contracts as of the Balance Sheet Date is attached hereto as Schedule 1.03(b) and incorporated herein, which list shall be updated as of the Closing Date and initialed by both parties at the Closing.

(c)      All grain storage agreements with respect to the Facilities set forth on Schedule 1.03(c).

(d)      All futures contracts set forth on Schedule 1.03(d).

(e)      All electricity, gas, water, sewer and other utility contracts and agreements necessary for the operation of the Facilities.

(f)      All railroad track leases and agreements necessary for the operation of the Facilities.

(g)      All licenses, permits, authorizations, approvals, orders, variances, and similar consents or certificates granted or issued by any governmental authority or Person and necessary or convenient for the operation of the Facilities or which are directly related to the
                           Assets.

(h)      That certain Elevator Storage Lease dated May 13, 1998, by and between Farmland and Country Home
                           Milling, L.P.

(i)      That certain Supply Agreement dated June 11, 1999, by and between Farmland and Frito-Lay, Inc.

(j)      Those put-thru agreements and contracts listed and described on Schedule 1.01(j) attached hereto and incorporated herein.

1.04     "Balance Sheet Date" shall mean March 31, 2001.

1.05     "Closing Date" shall mean the date hereof or such other date as the parties may mutually agree.

1.06     "Closing" shall mean the meeting of the parties on the Closing Date at which time the Assets will be conveyed by Farmland to ADM, ADM shall pay the Estimated Purchase Price as herein provided, the parties shall execute and deliver the other Transaction Documents, and the parties shall sign such other closing documents as are customary in transactions of the nature described herein.

1.07     "FA" shall have the meaning set forth in the Recitals.

1.08     "Farmland" shall have the meaning set forth in the first paragraph hereof.

1.09     "Facilities" shall have the meaning set forth in the Recitals.

1.10     "Owned Facilities" shall have the meaning set forth in the Recitals.

1.11     "Person" means (as the context requires) a corporation, individual, partnership, association, trust, limited liability company, or other firm, entity or organization, including a governmental entity or authority.

1.12     "Proceeding" shall mean any action, arbitration, suit, audit, hearing, investigation or litigation
                  (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any governmental body or entity or any arbitrator.

1.13     "Lease" shall have the meaning set forth in the Recitals.

1.14     "Leased Facilities" shall have the meaning set forth in the Recitals.

1.15     "LIBOR"  shall mean the London Interbank Offered Rate as of the first business day of each month, as quoted by Bloomberg on its BBAM page series.

1.16     "Knowledge" or words of similar import shall mean, with respect to Farmland, the actual knowledge, after due inquiry, of any of Randy Vance, John F. Berardi, Robert B. Terry, Thomas J. Wilcox, Tim
                  Daugherty, Charles Deis, and Marc L. Kuemmerlein.

1.17     "Permitted Liens" shall mean those liens currently in favor of Co-Bank, ACB, as agent for Farmland's lenders under that certain Credit Agreement, dated as of May 10,2000 (as amended, restated, or replaced, from time to time) and related intercreditor agreements.

1.18     Other terms defined in this Agreement, and the locations where they are defined, are:

                  Defined Term                                         Location
                  ------------                                         --------
                  "Accrued Vacation"                                   Section 3.08
                  "ADM's Auditors"                            Section 3.05
                  "Asset Purchase Price"                      Section 3.01
                  "Balance Sheet Date Net Assets"             Section 3.02(b)
                  "Balance Sheet Date Statement"              Section 3.02
                  "Closing Date Inventory"                    Section 3.04
                  "Closing Date Net Assets"                   Section 3.05(b)
                  "Closing Date Statement"                    Section 3.05
                  "Collection Period"                                  Section 3.08
                  "Environmental Audit Reports"               Section 7.03
                  "Environmental Consultant"                  Section 7.03
                  "Environmental Laws"                        Section 5.01(h)
                  "Estimated Purchase Price"                  Section 3.03
                  "Farmland AR"                               Section 3.08
                  "Grain Business"                            Section 7.02
                  "Hazardous Substances"                      Section 5.01(h)
                  "Indemnified Party"                                  Section 11.03(a)
                  "Indemnifying Party"                                 Section 11.03(a)
                  "Independent Accounting Firm"               Section 3.06(b)
                  "Leased Facility Leases"                    Section 5.01(k)
                  "License"                                            Recitals
                  "Liens"                                     Section 5.01(b)
                  "Losses"                                    Section 11.01
                  "Membership Interest Purchase Agreement" Recitals
                  "Restricted Parties"                                 Section 7.02
                  "Restricted Period"                                  Section 7.02
                  "Services Agreement"                                 Recitals
                  "Territory"                                          Section 7.02
                  "Transaction Documents"                     Recitals

ARTICLE II: PURCHASE AND SALE.
------------------------------

2.01     In accordance with the terms and conditions of this Agreement, at the Closing Farmland will sell, convey, assign, transfer and deliver to ADM the Assets, and ADM will purchase, acquire and accept, the Assets.  Notwithstanding anything herein to the contrary, ADM shall not purchase, acquire, assume or accept that certain Lease Agreement dated March 31, 1999 by and between
                  Farmland and Indianapolis Office Investors I, L.P., that certain Rental Agreement dated July 7,
                  2000, by and between Antonio Marcos Siton and Farmland Industrias, S.A. de C.V., Farmland's
                  specialty grain production contracts for nutritionally enhanced corn, supercede corn and hard white wheat, that certain wheat sale contract dated April 1, 2000 by and between Tradigrain
                  Inc. and Bill Arnold (Farmland Grain Contract No. 40011131), that certain wheat sale contract dated April 1, 2000 by and between Tradigrain Inc. and Bill Arnold (Farmland Grain Contract No.
                  40011133) or any other assets or property of Farmland other than the Assets and ADM shall not assume pursuant to this Agreement or otherwise any liabilities or obligations of Farmland
                  (except with respect to contracts included in the Assets) or any other Person whatsoever.  To the extent any expenses relating to the operation of the Facilities or ownership of the Assets are incurred and paid (i) by ADM and such expenses relate to periods prior to Closing; or (ii)
                  by Farmland and such expenses relate to periods after Closing, in each case such expenses shall be pro-rated between ADM and Farmland to the date of Closing, with an appropriate adjustment to the Asset Purchase Price.

2.02              To the extent that any Asset is not capable of being sold, assigned, transferred, conveyed or delivered without first obtaining the consent of any third party, or if such sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery would constitute a default or breach of any contract or agreement included in the
                  Assets, or a violation of any law, rule or regulation, or would result in the imposition of any significant liability or obligation on ADM or a substantial diminution in the value of such
                  Asset (a "Non-Transferable Asset"), this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery of such Non-Transferable Asset.  Both before and after Closing, Farmland, at its sole expense, shall use its best efforts to, as soon as practicable, obtain any required consent of any third party, to remove or eliminate any such potential default or breach, and to prevent the imposition of any such liability or obligation or any such diminution in value or use, so as to transfer each such Non-Transferable Asset to ADM without adversely modifying, amending or burdening such Non-Transferable Asset.  To the extent that at Closing there is any Asset that is also a Non-Transferable Asset, Farmland, at its own cost and expense, from and after
                  Closing, shall cooperate with ADM in any reasonable and lawful arrangement designed to provide the benefit or use of such Non-Transferable Asset to ADM; provided, however, that Farmland shall not be required to pay additional consideration in connection with any such arrangement.

ARTICLE III:  PURCHASE PRICE;PAYMENT.
------------------------------------

3.01     The purchase price for the Assets  (the "Asset Purchase Price") shall be equal to:

(a)      The value of the grain inventory identified in Section 1.03(a) (valued at the midpoint between the market purchase price and sales price on the Closing Date, subject to applicable discounts) in store at the Facilities and the other locations set forth on Schedule
                           1.03(a)  as of the Closing Date.

(b)      The Asset Purchase Price shall be adjusted as of the Closing Date for the following:

(i)      The appropriate prorations of personal property taxes, or other rights or obligations assigned to or assumed by ADM hereunder;

(ii)     Bringing the open cash grain contracts identified in Section 1.03(b) to market; and

(iii)    For all accrued grain storage.

3.02      Prior to the Closing Date, Farmland shall prepare and deliver to ADM, a statement as of the Balance
         Sheet Date (the "Balance Sheet Date Statement") setting forth Farmland's good faith determination of:

(a)      the value of all grain inventory owned by Farmland located at the Facilities and the other locations set forth on Schedule 1.03(a)  as of the Balance Sheet Date;

(b)      the amount equal to the adjustment (which may be a positive or negative number) for bringing the open grain contracts identified in Section 1.03(b) to market as of the Balance Sheet Date ;

(c)      the accrued grain storage as of the Balance Sheet Date ((a), (b) and (c) being referred to collectively as the "Balance Sheet Date Net Assets"); and

(d)      the Accrued Vacation as of the Balance Sheet Date.

3.03.    On the Closing Date, ADM shall pay to Farmland by wire transfer to an account designated by Farmland not less than two (2) business days prior to the Closing Date, an amount (the "Estimated Purchase Price")
         equal to eighty percent (80%) of the Balance Sheet Date Net Assets.

3.04.    The inventory quantities and quality as of the Closing Date (the "Closing Date Inventory") shall be:
         (i) the quantity and quality determined by physical count and measurement (as to quantity) and inspection and reasonable assessment (as to quality) taken jointly by the parties on April 30, 2001 or such other date as they may mutually agree; (ii) plus any inventory purchased after April 30, 2001, computed using destination weights and grades; and (iii) less any inventory sold after April 30, 2001, computed using destination weights and grades.

3.05.    On or before the sixtieth (60th) day following the Closing Date, ADM shall prepare and cause to be audited by Ernst & Young LLP ("ADM's Auditors") and deliver to Farmland, a statement as of the Closing
         Date (the "Closing Date Statement") setting forth:

(a)      the value of the Closing Date Inventory;

(b)      an amount equal to the adjustment (which may be a positive or negative number) for bringing the open grain contracts identified in Section 1.03(b) to market as of the Closing Date;

(c)      the accrued grain storage as of the Closing Date ((a), (b) and (c) being referred to collectively as the
                           "Closing Date Net Assets"); and

(d)      the Accrued Vacation as of the Closing Date.

3.06              (a)      Farmland shall have the right to review the Closing Date Statement and the underlying financial records and work papers pertaining thereto.  The Closing Date Statement shall be final and binding for purposes of this Agreement unless Farmland shall provide written notice to ADM of any disagreement with any values or amounts set forth in the Closing Date Statement within thirty (30) days after receipt by Farmland of the
                           Closing Date Statement.  Such notice shall specify, in reasonable detail, the nature and extent of such disagreement.

                  (b)      If ADM and Farmland are unable to resolve any such disagreement with respect to the
                           Closing Date Statement within thirty (30) days after receipt by ADM of the notice referred to in Section 3.06(a), the disagreement shall be submitted for final determination to an independent certified public accounting firm mutually acceptable to ADM and Farmland (the "Independent Accounting Firm").  The Independent Accounting
                           Firm shall act as an arbitrator to determine and resolve, based on the presentations by ADM and Farmland, and, if elected by either party,  by independent audit, only those issues still in dispute.  The Independent Accounting Firm (x) shall make its final determination regarding such disagreement within thirty (30) days of the date upon which ADM and Farmland submit the dispute for determination, and (y) shall not be required to follow any particular procedure but shall proceed in a manner designed to achieve a speedy and economic resolution of the dispute.  The Independent Accounting
                           Firm shall set forth its final determination, which determination shall be final and binding on all parties, in a written statement delivered to ADM and Farmland stating its reasons for making its final determination.

                  (c)      Each of ADM and Farmland shall be responsible for its own costs and expenses incurred in the preparation, audit and review of the Closing Date Statement, including the fees and expenses of their respective auditors.  ADM and Farmland shall each contract for and pay one-half of the fees and expenses, if any, of the Independent Accounting Firm;
                           provided that, the party electing to have the Independent Accounting Firm perform an independent audit pursuant to (b) above shall be solely responsible for the fees and expenses of the Independent Accounting Firm with respect to such audit.

3.07     Promptly following the date upon which the Closing Date Statement becomes final and binding in accordance with Section 3.06, but not later than ten (10) days after such date:

(a)      ADM shall pay to Farmland the amount, if any, by which the Closing Date Net Assets exceeds the Estimated
                           Purchase Price, plus interest at a rate per annum equal to LIBOR plus 210 basis points; or

(b)      Farmland shall pay to ADM the amount, if any, by which the Estimated Purchase Price exceeds the Closing
                           Date Net Assets, plus interest at a rate per annum equal to LIBOR plus 210 basis points.

(c)      All payments pursuant to this Section shall be by wire transfer to an account designated by ADM or
                           Farmland, as the case may be.

3.08     ADM shall receive a credit against the Asset Purchase Price in an amount equal to the aggregate value of all accrued vacation and prorated vacation earned as of the Closing Date, with respect to the employees of Farmland assigned to the Facilities who are hired by ADM (the "Accrued Vacation"); provided, however, that Farmland shall pay, upon termination of their employment with Farmland, all such employees for any accrued and prorated vacation in excess of twenty (20) days.

3.09     For a period of not more than sixty (60) days following the Closing Date (the "Collection Period"), ADM shall use efforts commensurate with Archer-Daniels-Midland Company's normal collection practices to collect, on behalf of Farmland, those accounts receivable of Farmland existing on the Closing Date attributable to the
Facilities (the "Farmland AR").  A schedule of all such Farmland AR, including name and contact information for each obligor, amount, and aging information, is attached hereto as Schedule 3.09.  ADM shall remit the proceeds of all Farmland AR collected during the Collection Period to Farmland not less frequently than weekly.  If more than one invoice is outstanding with respect to the accounts receivable of any Person, any payments received by
ADM from such Person shall be applied to the oldest outstanding invoice first, unless the payment by its terms specifies or clearly indicates the invoice to which it relates, in which case the payment shall be applied against the invoice specified or indicated.

3.10              The parties agree that the Asset Purchase Price shall be allocated to the Assets in accordance with Schedule 3.10, attached hereto and by this reference incorporated herein, and that such allocation shall be binding upon the parties for federal and state tax purposes.  Neither party shall file any return(s) or report(s) of take any position which is inconsistent with such allocation.  Each party shall promptly notify the other of any audit adjustment or proposed audit adjustment by any taxing authority which affects the allocation.

ARTICLE IV:  CLOSING AND CLOSING DATE.
--------------------------------------

4.01     The Closing shall take place at 10:00 o'clock a.m. on the Closing Date at the offices of ADM located in
         Decatur, Illinois, or such other time and place as may be agreed upon by the parties.

4.02     At the Closing, Farmland shall deliver to ADM, duly executed:

(a)      a warranty bill of sale to the Assets conveying such Assets free and clear of any and all Liens;

(b)      an assignment of the Assets described in Sections 1.03(b), (c), (d), (e), (f),  (g), (h), (i) and (j);

(c)      a certificate of the President or a Vice President of Farmland, in a form reasonably satisfactory to
                  ADM, to the effect that, (i) all representations and warranties of Farmland set forth in
                  Article V of this Agreement and in the other Transaction Documents that are qualified as to materiality are true and correct in all respects, and (ii) all representations and warranties of Farmland set forth in Article V of this Agreement and in the other Transaction Documents that are not qualified as to materiality are true and correct in all material respects, in each case as of the Closing;

(d)      a certificate of good standing and certificate of incorporation of Farmland, in each case certified by the Secretary of State of the State of Kansas as of a date no more than five (5) business days prior to the Closing Date;

(e)      certified copies of the resolutions of Farmland's board of directors, and any other necessary corporate actions of Farmland, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated herein and therein;

(f)      a certificate of Farmland's Secretary or an Assistant Secretary as to the incumbency of all its officers executing documents in connection with this Agreement and the other Transaction Documents and the transactions contemplated herein and therein;

(g)      a Non-Disturbance Agreement in the form attached hereto as Exhibit G, duly executed by any holder or beneficiary of any mortgage, deed of trust, or other hypothecation or security device with respect to the Facilities providing, among other things, that ADM's possession of the
                  Facilities, and the Lease , including any options to extend the terms thereof, shall not be disturbed so long as ADM is not in breach, default or violation of the Lease;

(h)      copies of the written consent of each of the lenders with respect to the indebtedness secured by the
                  Permitted Liens, along with executed UCC termination statements or any other documents required to release the Permitted Liens; and

         (i)      such other documents as are, in the reasonable opinion of ADM, necessary or advisable to transfer and convey title or Farmland's rights to the Assets to ADM and to consummate the transactions contemplated herein.

4.03     At the Closing, ADM shall:

         (a)      Pay to Farmland the Estimated Purchase Price as required under Section 3.03;

         (b)      deliver a duly executed certificate of the President or a Vice President of ADM, in a form reasonably satisfactory to Farmland, to the effect that all representations and warranties of
                  ADM set forth in Article IV of this Agreement and in the other Transaction Documents are true and correct in all material respects as of the Closing;

         (c)      deliver certified copies of the resolutions of ADM's board of directors, and any other necessary corporate actions of ADM, authorizing the execution, delivery and performance of this
                  Agreement and the other Transaction Documents and the consummation of the transactions contemplated herein and therein; and

         (d)      deliver a duly executed certificate of ADM's Secretary or an Assistant Secretary as to the
                  incumbency of all its officers executing documents in connection with this Agreement and the other Transaction Documents and the transactions contemplated herein and therein.

4.04     Possession of the Assets and Facilities shall be delivered to ADM on the Closing Date and all adjustments and obligations, except as otherwise noted herein, shall be made and assumed as of the
         Closing Date.

ARTICLE V: FARMLAND'S REPRESENTATIONS AND WARRANTIES.
-----------------------------------------------------

5.01     Farmland hereby represents and warrants to ADM as follows:

         (a)      Farmland is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas and has the power and authority to carry on its business as now being conducted and to own and operate the properties and assets now owned and operated by it.

         (b)      Subject to the Permitted Liens, Farmland has good, valid and marketable title to the Assets, free and clear of all mortgages, liens, equitable liens, charges, security interests, claims, options, pledges and other restrictions, third party rights or encumbrances of any nature whatsoever ("Liens").  All of the Permitted Liens with respect to the Assets shall be released as of Closing.

         (c)      Farmland has the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement and the other Transaction Documents and to consummate the transactions contemplated herein and therein.  This Agreement has been, and upon execution by
                  Farmland the other Transaction Documents will be, duly and validly executed and delivered by
                  Farmland and constitute a binding obligation of Farmland enforceable in accordance with its and their terms, except to the extent that enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors'
                  rights generally and by general principles of equity.  Neither the execution, delivery or performance of this Agreement or any of the other Transaction Documents by Farmland shall (i)
                  violate, conflict with, or result in a breach of any material provision of, or constitute a material default under, or result in the termination of, or alter the terms of or change any of the material rights or material obligations of any party to, or accelerate the performance required by, or trigger any payment, or result in a right of termination or acceleration or the creation of any Lien upon the Assets or Facilities, any terms, conditions or provisions of the articles of incorporation of bylaws of Farmland, or any note, bond, mortgage, indenture, deed of trust, license, lease, material agreement or other instrument or obligation to which
                  Farmland is a party or by which Farmland may be bound; or (ii) violate any judgment, ruling, order, writ, injunction, device, statute, rule or regulation applicable to Farmland.  No notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the execution or delivery of this Agreement or the other Transaction
                  Documents by Farmland or the consummation of the transactions contemplated hereby or thereby by
                  Farmland.  Notwithstanding the foregoing, the parties (a) acknowledge that transfer of certain of the Assets may require the consent of third parties, and (b) agree that issues with respect to such consent shall be addressed in the manner set forth in Section 2.02 above and that certain letter agreement dated the date hereof by and between ADM and Farmland.

         (d)      Schedule 5.01(d) sets forth (i) an unaudited historical profit and loss summary with respect to
                  Farmland's business as conducted at the Facilities, for the seven month period ended March 31,
                  2001; (ii) an unaudited balance sheet with respect to Farmland's business as conducted at the
                  Facilities, as at March 31, 2001; and (iii) an inventory summary, including method, as of March
                  31, 2001 (the "Financial Information").  The Financial Information has been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby, which principles have been applied on a basis consistent with prior periods, and present fairly and accurately the information purported to be presented therein at the dates indicated therein.

         (e)      Since March 31, 2001, Farmland has conducted its business with respect to the Assets and the
                  Facilities (i) only in, and has not engaged in any transaction other than according to, the ordinary and usual course of such business, consistent with past practices, and there has not been any change in it or any event, development or combination of events and/or developments which have had or could reasonably be expected to have a material adverse effect on the Assets or the Facilities; and (ii) in compliance in all material respects with all applicable statutes, laws, ordinances, rules, orders and regulations.

         (f)      There are no Proceedings of any kind pending, or to the knowledge of Farmland, after diligent investigation and inquiry, threatened, before any judicial, administrative or regulatory agency or tribunal, against the Assets or Facilities or Farmland relative to the Assets or Facilities.

         (g)      Farmland is not, with respect to any employee assigned to any of the Facilities, a party to or bound by any contract for the employment, retention or engagement of any person(s) or firm(s), including, without limitation, labor and collective bargaining agreements.  Schedule 5.01(g)
                  sets forth a complete and accurate list of the following information for each employee assigned to the Facilities:  employer, name, job title, current compensation paid or payable and any change in compensation since March 31, 2001, and vacation accrued.  With respect to the employees assigned to the Facilities, within the last three (3) years there has not been, there is not presently pending or existing, and to Farmland's knowledge there is no threatened, (i)
                  strike, slowdown, picketing, work stoppage or employee grievance process; (ii) Proceeding relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, organizational activity, or other labor or employment dispute with respect to the employees assigned to the Facilities; or (iii) any application or certification of a collective bargaining agent.

         (h)      Except as set forth on Schedule 5.01(h), (i) each of the Facilities is and at all times on and prior to the Closing Date has been, owned or leased and operated by Farmland in material compliance with applicable Environmental Laws and permits, licenses and authorizations currently in effect and issued by any governmental or regulatory authority pursuant to any
                  Environmental Laws ("Environmental Permits"), except in cases where non-compliance has been corrected or will not have a material adverse effect on the operation of such Facility; (ii)
                  Farmland possesses all Environmental Permits necessary to operate each of the Facilities as they are currently being operated; (iii) Farmland has not received any written claims or notices alleging liability under any Environmental Law with respect to any of the Facilities, or alleging that any of the Facilities is currently in violation of any applicable
                  Environmental Laws or Environmental Permits; (iv) none of the Facilities is contaminated with any Hazardous Substance; (v) there are no circumstances involving Farmland or the Facilities that would reasonably be expected to result in any claims, liabilities, costs or restrictions on the use or operating of the Facilities pursuant to any Environmental Law; (vi) there are no above-ground or under-ground storage tanks located at, on or in any of the Facilities; (vii)
                  there is no outstanding civil, criminal or administrative suit, hearing or proceeding relating to any of the Facilities pending pursuant to any Environmental Laws; (viii) Farmland has not received any written notice of any alleged liability pursuant to any Environmental Laws for any
                  "removal" or "remedial action" as defined in Sections 101(23) and 101(24) of the Comprehensive
                  Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), arising from the disposal of Hazardous Substances at or from any of the Facilities; (ix) Farmland has not released a "reportable quantity," as defined by Section 102 of CERCLA and regulations of the U.S. Environmental Protection Agency promulgated thereunder, of any Hazardous Substance at any of the Facilities in violation of applicable Environmental Laws; (x) no polychlorinated biphenyl or substances containing polychlorinated biphenyl are present, in use or stored in any of the Facilities, and no asbestos or materials containing asbestos have been brought upon, kept or used in or about or discharged, leaked, emitted or entered into or onto any of the
                  Facilities; (xi) there are no liens held by any governmental or regulatory authority pursuant to Section 107(l) of CERCLA, or any analogous Environmental Laws with respect to the Facility;
                  and (xii) Farmland has provided ADM with copies of all environmental reports, audits, filings, regulatory correspondence and other environmental data concerning the Facilities and their compliance with, and liability under, any Environmental Law, which are in the possession of
                  Farmland.
                  The term "Environmental Law" means any law, regulation, order, decree, opinion, requirement or agency policy in the jurisdiction in which any real property is located relating to air, water, noise, odor, Hazardous Substances or the protection of the environment or human health and safety.  The term "Hazardous Substance" means any matter, waste or mixture containing any substance that is listed, classified or in any way regulated under any Environmental Law.

         (i)      Schedule 5.01(i) contains a complete and accurate list of all policies of fire, liability, workers' compensation, and other forms of insurance owned or held by, or the premiums for which are paid by, Farmland, which policies provide coverage with respect to the Facilities and which policies contain coverages that are customary in its business and, in the judgment of Farmland, are reasonably adequate in scope and amount.  All such policies are and will at all times up to the Closing Date be in full force and effect and no notice of cancellation or termination has been received with respect to any such policy.

         (j)      Schedule 5.01(j) sets forth a true and complete list and description of all (i) of the Owned
                  Facilities, and (ii) construction or other capital projects in progress with a cost in excess of Ten Thousand Dollars ($10,000), with respect to the Owned Facilities, including expected completion date and cost of completion. The Owned Facilities, including the buildings, improvements, equipment, machinery and fixtures, are in good repair and operating condition, ordinary wear and tear excepted.  None of the buildings or improvements comprising part of the
                  Owned Facilities, or the business conducted by Farmland thereat, is in violation of any use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law, rule or regulation or public utility easement.  Farmland has received no notice of violation of any applicable law, rule or regulation, or of any covenant, restriction, or easement affecting the Owned Facilities, or with respect to the use or occupancy of such Owned
                  Facilities, including any notice by any governmental entity having jurisdiction over the Owned
                  Facilities or by any Person entitled to enforce same.

         (k)      Schedule 5.01(k) sets forth a true and complete list of (i) each lease or sublease pursuant to which Farmland is in possession of the Leased Facilities (the "Leased Facility Leases"), (ii)
                  all of the Leased Facilities, and (iii) all construction or other capital projects in progress with a cost in excess of Ten Thousand Dollars ($10,000), with respect to the Leased Facilities, including expected completion date and cost of completion .  Each of the Leased Facility Leases is a legal, valid and binding obligation of Farmland and is in full force and effect without any violation, breach or default of Farmland or, to the knowledge of Farmland, by any other party thereto, and each of the Leased Facility Leases affords Farmland peaceful and undisturbed possession of the Leased Facility which is the subject of the applicable Leased Facility
                  Lease.  Farmland has delivered to ADM true and complete copies of each of the Leased Facility
                  Leases.  Except as set forth on Schedule 5.01(k), there are no restrictions, prohibitions or limitations on the ability of Farmland to assign or transfer or otherwise convey or dispose of its interest under any of the Leased Facility Leases.  The Leased Facilities, including the buildings, improvements, equipment, machinery and fixtures, are in good repair and operating condition, ordinary wear and tear excepted.

         (l)      Except as set forth on Schedule 5.01(l), all items of inventory included in the Assets are, and from the date hereof until the Closing Date will be, of a quality and quantity that are salable in the ordinary course of business and fit for the purpose for which they were produced and intended to be sold.

         (m)      Each of the contracts and agreements included within the Assets is in full force and effect, there is no violation, breach or default under any such contract by Farmland or, to the knowledge of Farmland, by any of the other parties thereto, and except as set forth on Schedule
                  5.01(m), there has been no cancellation, termination, limitation or modification or any notice of cancellation, termination, limitation or modification of any such contract.  Each of such contracts and agreements (i) constitutes a legal, valid and binding obligation of Farmland, enforceable against Farmland in accordance with its terms, except to the extent limited by applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to creditors' rights generally and general principles of equity;  (ii) to the knowledge of Farmland, constitutes a legal valid and binding obligation of such other party thereto, enforceable against such other party in accordance with its terms, except to the extent limited by applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to creditors' rights generally and general principles of equity;
                  (iii) is of a type that is usual and customary in the type of business conducted by Farmland with respect to the Facilities; (iv) is not of an unusual duration or length, considering the type of business conducted by Farmland with respect to the Facilities; and (v) was the product of arms length negotiation and, to Farmland's Knowledge, was entered into at a fair market rate with respect to the amount payable by or to Farmland thereunder.  Farmland has not assigned or transferred any of its rights under any such contact except with respect to assignments for security purposes in connection with Farmland's financing arrangements.

         (n)      Except as set forth on Schedule 5.01(n), no consent or approval of any governmental entity or third-party is required by or with respect to Farmland in connection with the execution, delivery and performance by Farmland of this Agreement or the other Transaction Documents or the consummation by Farmland of the transactions contemplated herein or therein.

         (o)      Neither this Agreement nor any of the other Transaction Documents, including the schedules and exhibits delivered pursuant hereto or thereto, nor any financial statement, document or instrument heretofore or hereafter furnished by or on behalf of Farmland in connection with the transactions contemplated herein or therein contains or will contain any untrue statement of any material fact or omits or will omit to state any material fact required to be stated in order to make sure that such statement, document or other instrument is not misleading.  There is no fact known to Farmland which may reasonably be expected to have a materially adverse effect on the Assets or the Facilities which has not been set forth in this Agreement.

ARTICLE VI: ADM'S REPRESENTATIONS AND WARRANTIES.
-------------------------------------------------

6.01     ADM hereby represents and warrants to Farmland as follows:

         (a)      ADM is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         (b)      The terms, execution, performance and carrying-out of this Agreement and the other Transaction
                  Documents by ADM have been duly authorized and ADM has taken all actions necessary to make this
                  Agreement and the other Transaction Documents a legal, valid and binding obligation of ADM, enforceable against it in accordance with its terms except to the extent that its enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors rights generally and by general principles of equity.  At the Closing, ADM and its officers will have full corporate power to make and perform this Agreement and the other Transaction Documents and the transactions contemplated herein and therein.

         (c)      No consent, license or formal exceptions from, nor any filing, declaration or registration with any third party is necessary for ADM's execution and performance of this Agreement and the other Transaction Documents and the transfer of the Assets, nor does this Agreement or the other Transaction Documents, or any transaction contemplated hereby or thereby, conflict with or constitute a breach of any material agreement to which ADM is a party or is bound.

 ARTICLE VII:  COVENANTS
 -----------------------

7.01     Farmland covenants that from and after the date hereof until the Closing that:

        (a)        Farmland shall conduct its operations at the Facilities only in the ordinary, usual and customary manner, and shall make no commitments in the trade or to its employees except in the ordinary course of business consistent with past practices.  Farmland shall operate the
                  Facilities in accordance with past practices in order to preserve interest in its present business relationships.  Farmland shall continue to meet its contractual obligations with respect to, and pay obligations relating to, the Facilities and Assets as they mature in the ordinary course of business.

        (b)        Farmland shall not sell, assign, transfer, pledge or encumber any of the Assets except in the ordinary course of business, shall not sell, assign, transfer, pledge or encumber the
                  Facilities, and shall not enter into any  contracts, commitments or agreements relating to the
                  Assets or the Facilities except in the ordinary course of business.

        (c)       Farmland shall permit ADM, its employees, counsel and accountants to have reasonable access, during normal business hours and upon reasonable notice, to the Assets and Facilities and the personnel, books and records of Farmland relating to the Assets and Facilities; provided, however, that such access shall not unreasonably interfere with the normal operations of
                  Farmland.

         (d)      Farmland shall provide ADM with prompt notice of (i) any event, fact or circumstance known to it which could reasonably by expected to have a material adverse effect on the Assets or the
                  Facilities, (ii) any representation or warranty made by it contained in this Agreement or the other Transaction Documents which has become known to it to be untrue or inaccurate in any respect, or (iii) the known failure by it to comply with or satisfy in any respect any covenant, agreement or condition to be complied with or satisfied under this Agreement or the other Transaction Documents, within the time frame set forth in this Agreement or the other
                  Transaction Documents, as the case may be, provided, however, that such notification shall not excuse or otherwise affect the representations, warranties, covenants or agreements of
                  Farmland, or the conditions to the obligations of ADM, under this Agreement or the other
                  Transaction Documents.

         (e)      Farmland shall use its best efforts to cause the conditions set forth in Article VIII to be satisfied.

7.02     (a)      For so long as the Lease is in effect  (the "Restricted Period"), Farmland and its Affiliates
         (the "Restricted Parties") shall not, anywhere in North America (the "Territory"), directly or indirectly, compete with ADM or its Affiliates, in the grain procurement and merchandising business or own, operate, acquire, or lease any grain elevator complex or grain handling facility or become interested in (as owner, stockholder, partner, co-venturer or otherwise) any Person which engages in the grain procurement or merchandising business or owns, operates, acquires or leases any grain elevator complex or grain handling facility (collectively, the "Grain Business"); provided, however, that (i) the
         Tradigrain Companies may continue to trade in a manner comparable to their existing business in Memphis,
         Tennessee; (ii) in the event any of the Restricted Parties acquires any grain elevator complex or grain handling facility or any Person engaged in the Grain Business in the Territory, through foreclosure, deed-in-lieu of foreclosure or similar exercise of creditors' rights, such Restricted Party shall have one hundred eighty (180) days from the date of such acquisition to dispose of any such Grain Business assets or to negotiate an arrangement which is otherwise acceptable to ADM; (iii) the Restricted
         Parties' procurement of grain for use as raw materials for  other business units shall not be deemed to be engaging in the Grain Business; (iv) in the event any of the Restricted Parties acquires any equity interest in any Person engaged in the Grain Business or merges or consolidates with or into any Person engaged in the Grain Business, such Restricted Party or the surviving entity in any such transaction shall have one hundred eighty (180) days from the date of such transaction to dispose of such Grain
         Business assets or to negotiate an arrangement otherwise acceptable to ADM and, if such Restricted Party or surviving entity is unable to do so, ADM shall have as its exclusive remedy the option to  purchase the Owned Facilities on the same terms and conditions as set forth in Section 2.04 of the Lease; (v) the
         Restricted Parties'  continued ownership of  interests in Farmers Grain Terminal, L.L.C., Distribuidora de Granos, S.A. de C.V., Westland Terminal, L.L.C., Alton Grain Terminal, LLC, and Agrifarm Industries,
         LLC shall not be deemed a violation of this Section 7.02; and (vi) the Restricted Parties'  performance of contracts existing on the date hereof which are not included in the Assets shall not be deemed a violation of this Section 7.02.

         (b)      If any court or governmental agency or authority of competent jurisdiction determines that any of the covenants set forth in this Section 7.02, or any part thereof, are unenforceable because of the duration or geographical scope of such provision, such court, agency or authority shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

         (c)      Each of the Restricted Parties acknowledges that the covenants set forth in this Section 7.02 are included herein in order to induce ADM to enter into and consummate the transactions contemplated herein.  Each of the Restricted Parties acknowledges that the duration and geographic limitations contained in this Section 7.02 are reasonable given the nature of this Agreement and the other
         Transaction Documents.

         (d)      If any of the Restricted Parties, wilfully or otherwise, breaches or threatens to commit a breach of, any of the provisions contained in this Section 7.02, ADM shall have the right and remedy of injunctive or other equitable relief and to have the provisions hereof specifically enforced, without the necessity of posting a bond, it being agreed that any such breach or threatened breach would cause irreparable injury to ADM and that money damages would not provide an adequate remedy to ADM.

7.03     Prior to the Closing, ADM, after consultation with Farmland, engaged an environmental consultant (the
         "Environmental Consultant") to complete an environmental audit and report with respect to certain of the
         Facilities (the "Environmental Audit Reports").  The Environmental Consultant has delivered the
         Environmental Audit Reports to each of the parties hereto.  Farmland and ADM shall each bear fifty percent (50%) of any and all costs and expenses of the Environmental Consultant in connection with the preparation of the Environmental Audit Reports.

ARTICLE VIII CONDITIONS PRECEDENT
---------------------------------

8.01     The obligations of Farmland and ADM to consummate the transactions as contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions:

         (a)      No statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority shall be in effect and no preliminary or permanent injunction or other order, decree or ruling issued by any court or governmental agency of competent jurisdiction shall be in effect and no Proceeding shall have been initiated and remain pending or shall have been threatened in writing as of the Closing Date before any such court or governmental agency which would prevent the consummation of the transactions as contemplated by this Agreement.

         (b)      The parties shall have received all required authorizations of, exemptions by, or consents or approvals of any public body or authority.

         (c)      ADM and Farmland shall have entered into the Lease.

         (d)      ADM and Farmland shall have entered into the Membership Interest Purchase Agreement.

         (e)      ADM and Farmland shall have entered into the License.

         (f)      ADM and Farmland shall have entered into the Services Agreement.

8.02     The obligations of ADM under this Agreement shall be subject to the fulfillment at or prior to the
         Closing of the following conditions:

         (a)      Farmland shall have performed and complied with all agreements, covenants and conditions required by this Agreement due to be performed or complied with by it on or prior to the
                  Closing Date.  The representations and warranties of Farmland contained in this Agreement shall be deemed to have been made again at and as of the time of the Closing and shall as of said date be true and correct in all respects.

         (b)      There shall have been no material adverse change in the Assets or Facilities or the condition of the Assets or Facilities since the date of this Agreement to the Closing Date.

         (c)      ADM shall have completed its due diligence investigation with respect to the Assets and the
                  Facilities and such investigation shall not have revealed (i) any material misrepresentations or omissions with respect to the disclosures previously made to ADM concerning the Assets or the Facilities, or (ii) any obligations or liabilities, contingent or otherwise, which do or could materially affect the value of the Assets or which could adversely affect ADM's ability to utilize the Assets or the Facilities.

         (d)      Farmland shall have received all required consents or approvals of any third party with respect to the execution, delivery and performance by Farmland of this Agreement and the other
                  Transaction Documents and the consummation by Farmland of the transactions contemplated herein and therein, except as otherwise provided herein.  ADM shall have received the acknowledgement and waiver, in the form attached hereto as Exhibit H, from the landlord under each of the
                  Leased Facility Leases that, among other things, there is no breach or default by Farmland, and the transactions contemplated herein and in the other Transaction Documents shall not cause a breach or default, under any of the Leased Facility Leases.

         (d)      ADM shall have received from counsel for Farmland a written opinion, in form and substance satisfactory to ADM dated as of the Closing Date.

8.03     The obligations of Farmland under this Agreement are subject to all the terms, conditions and covenants of this Agreement to be complied with or performed by ADM on or before the Closing Date being fully complied with and performed and the representations and warranties made by ADM herein shall be deemed to have been made again at and as of the Closing Date and shall as of said date be true and correct in all material respects.

ARTICLE IX:  EMPLOYEES OF FARMLAND
----------------------------------

9.01     ADM may, to the extent consistent with its business needs, offer employment to all or some of Farmland's employees assigned to the Facilities, but does not, by the terms and provisions of this Agreement or by any other means, agree to assume any liability for Farmland's obligations to its employees incurred prior to the Closing Date whatsoever; provided, however, ADM shall recognize the accrued and earned vacation days of those Farmland employees hired by ADM, up to a maximum of twenty (20) days.

9.02     Notwithstanding anything to the contrary contained herein, no employee of Farmland, past or present, whether or not hired by ADM, shall be construed as a third party beneficiary under this Agreement.

9.03     Farmland agrees that it shall retain and ADM shall not be liable for, any and all obligations and liabilities to or in respect of (a) the employment of the employees of Farmland prior to the Closing
         Date, whether or not any such employee is hired by ADM, and (b) the severance of any of the employees of
         Farmland either not hired by ADM or hired by ADM and whose employment is terminated within ninety (90)
         days of the Closing Date; including, without limitation, (i) any of the obligations or liabilities of
         Farmland with respect to employee benefits, (ii) any severance payments or other liabilities including, without limitation, continuation coverage (within the meaning of Section 4980B of the Internal Revenue
         Code) triggered or incurred in connection with the termination of any such employee, (iii) workers'
         compensation or similar claims, or (iv) any costs incurred in connection with the provision of notices required by, and compliance with the applicable requirements of, the Worker Adjustment and Retraining
         Notification  Act of 1988.  Any employee of Farmland hired by ADM and whose employment is terminated within ninety (90) days of the Closing Date shall be paid severance by Farmland on the same terms as employees of Farmland not hired by ADM, provided that such employment is terminated for a reason set forth in Farmland's severance policy.

9.04     All employees of Farmland assigned to the Facilities shall be vested 100% in all  benefits accrued under the Farmland SavingsBuilder 401(k) Plan and the Farmland Industries, Inc. Employee Retirement Plan as of
         the Closing Date.

ARTICLE X:  CONFIDENTIALITY.
----------------------------

10.01    Each of Farmland and ADM shall keep in confidence any material or information furnished or disclosed to it or any of its affiliated companies by the other party in connection with this transaction. Farmland and ADM recognize that such information or material has been provided solely for use in the negotiations and in ADM's operations after the Closing and will not be reproduced or divulged to third parties at any time unless so compelled by a court of competent jurisdiction.  This obligation of confidentiality shall remain a continuing obligation and shall survive the Closing for a period of three (3) years.

ARTICLE XI:   RESPONSIBILITY FOR DAMAGES RESULTING FROM BREACH OF REPRESENTATIONS, ETC.
---------------------------------------------------------------------------------------

11.01    Farmland shall defend, indemnity and hold harmless ADM, its Affiliates, and their respective officers, directors, agents and employees from and against any and all damages (including direct, incidental, consequential and special damages), losses, obligations, deficiencies, liabilities, Liens, penalties, fines, costs and expenses, and any diminution in value of any real or personal property (collectively,
         "Losses") resulting from:

         (a)      the breach of any representation, warranty, guaranty, agreement or covenant of Farmland in this
                  Agreement or any of the other Transaction Documents, or any exhibit, schedule or other document delivered by or on behalf of Farmland pursuant hereto or thereto;

         (b)      any liability or obligation of Farmland of any nature whatsoever which has not been expressly assumed by ADM in writing, including without limitation, any liability or obligation incurred in connection with the ownership of the Assets or the ownership, lease or operation of the
                  Facilities prior to Closing;

         (c)      any violation of any Environmental Law with respect to the Facilities occurring prior to the
                  Closing Date;

         (d)      the ownership, operation or condition at any time on or prior to the Closing Date of the
                  Facilities or Assets;

         (e)      any Hazardous Substance or other contaminants that were present at, in, on or under the
                  Facilities at any time on or prior to the Closing Date;

         (f)      any Hazardous Substance or other contaminants that were or were allegedly, generated, transported, stored, treated, released or otherwise handled by or on behalf of Farmland at the
                  Facilities at any time on or prior to the Closing Date;

         (g)      any bodily injury (including illness, disability and death, regardless of when any such bodily injury occurred, was incurred or manifested itself), personal injury, property damage, or other damage of or to any person, firm or entity, including any employee or former employee of
                  Farmland, in any way arising from or relating to or allegedly arising from or relating to any activity conducted or allegedly conducted with respect to the Facilities on or before the
                  Closing Date, or from Hazardous Substances that were (a) present or suspected to be present on or before the Closing Date at, in, on or under the Facilities (or present or suspected to be present on any other property, if such Hazardous Substance emanated or allegedly emanated from any of the Facilities and was present or suspected to be present at, in, on or under any of the
                  Facilities on or prior to the Closing Date), or (b) released or allegedly released by Farmland at the Facilities at any time on or prior to the Closing Date;

         (h)      any of the obligations or liabilities of Farmland to its employees incurred prior to the
                  Closing Date and any of the obligations or liabilities set forth in Section 9.03; and

         (i)      any Proceeding with respect to any of the foregoing.

         Such indemnity and hold harmless is subject to the following limitations:

         (i)      No claim based on a breach of the representations and warranties except for claims based upon title, environmental matters, intentional misrepresentation or fraud, shall be made by ADM against Farmland pursuant to the terms of this Agreement at any time after the third anniversary of the Closing Date (notwithstanding that final disposition of claims made during such period may extend beyond the expiration thereof).  For the avoidance of doubt, claims based on matters described in items (b), (c), (d), (e), (f), (g), (h) and (i) above shall not be affected by such time limitation.

         (ii)     Farmland shall not be liable to ADM under this Section 11.01 for any Losses due pursuant to
                  Section 11.01(a) exclusively, unless and until (x) each individual amount otherwise due ADM exceeds Fifty Thousand Dollars ($50,000), and (y) the aggregate amount of all such Losses otherwise due ADM exceeds  Two Hundred Fifty Thousand Dollars ($250,000), and thereafter the total amount of all such Losses, including the first  Two Hundred Fifty Thousand Dollars
                  ($250,000) shall be indemnifiable.

11.02    ADM shall defend, indemnify and hold harmless Farmland, its Affiliates, and their respective officers, directors, agents and employees from and against any and all Losses resulting from (i) the breach of any representation, warranty or covenant of ADM in this Agreement or the other Transaction Documents, or any exhibit, schedule, or other document delivered by or on behalf of ADM pursuant hereto or thereto; (ii)
         any violation of any Environmental Law with respect to the Facilities occurring after the Closing Date;
         and (iii) any Hazardous Substance or other contaminants that are or are allegedly, generated, transported, stored, treated, released or otherwise handled by or on behalf of ADM at the Facilities at any time after the Closing Date.

11.03    (a)      Promptly after receipt by a party entitled to indemnification hereunder (the "Indemnified
                  Party") of notice of the commencement of any Proceeding against it, such Indemnified Party shall give notice to the party responsible for such indemnification ("Indemnifying Party") of the commencement of such Proceeding, but the failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such
                  Proceeding is prejudiced by the Indemnified Party's failure to give such notice.

(b)      If any Proceeding is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such Proceeding, the Indemnifying Party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the Indemnifying Party is also a party to such Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such
                  Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume such defense, the
                  Indemnifying Party will not, so long as it diligently conducts such defense, be liable to the
                  Indemnified Party for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Proceeding, other than reasonable costs of investigation.
                  If the Indemnifying Party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in the Proceeding are within the scope of and subject to indemnification; and (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party's consent unless
                  (A) such compromise or settlement involves solely the payment of monetary damages which will be paid solely by the Indemnifying Party, and includes a full and complete release of liability for the Indemnified Party, in which case no approval of the Indemnified Party shall be required.  If notice is given to an Indemnifying Party of the commencement of a Proceeding and the Indemnifying Party does not, within ten (10) days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its election to assume the defense of such
                  Proceeding, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party.

(c)      Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification hereunder, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the Indemnifying Party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

11.04    A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

11.05    Farmland shall provide ADM within thirty (30) days after Closing with an irrevocable bond, issued by an insurance company reasonably acceptable to ADM and otherwise acceptable to ADM in form and substance, in an amount of not less than _______________________________________ to secure
Farmland's indemnification obligations pursuant to Sections 11.01(c), (d), (e), (f), (g) and (i) (as it relates to (c), (d), (e), (f) and (g)).  Such bond shall be renewable annually and Farmland shall renew such bond for up to an additional four (4) terms of one year each, upon notice from ADM given not less than ten (10) business days prior to expiration of the original term or any renewal term of such bond.  The insurance company issuing such bond shall notify ADM not later than twenty (20) business days prior to its expiration whether or not the bond has been irrevocably renewed for the next succeeding one year period and, in the event the bond is not so renewed, ADM shall be immediately entitled to draw against such bond, unless Farmland obtains a substitute bond, letter of credit or other security acceptable to ADM on or before ten (10) days prior to such expiration.
Beginning not less than ninety (90) days nor more than one hundred eighty (180) days prior to the expiration of the final renewal term of such bond, the parties shall negotiate in good faith with respect to the need for further renewal and, if needed, the amount of such bond.

ARTICLE XII: TERMINATION.
-------------------------

12.01    Termination.  This Agreement may be terminated at any time prior to the Closing:
---------------------

(a)      by mutual consent of ADM and Farmland;

(b)      by either ADM or Farmland if the Closing has not occurred on or before May 31, 2001, provided that the terminating Person is not then in default hereunder; and

(c)      by either of ADM or Farmland if any governmental entity has issued a final, non-appealable order, decree or ruling permanently enjoining or prohibiting the consummation of the transactions contemplated by this Agreement.

12.02    Procedure and Effect of Termination.  In the event of termination of this Agreement pursuant to Section
         ------------------------------------
12.01 hereof, written notice thereof shall promptly be given to all appropriate Persons and this Agreement will terminate and the transactions contemplated hereby will be abandoned, without further action by either of ADM or
Farmland, and without additional liability on the part of either of them or their Affiliates, directors, officers, shareholders, employees, contractors or agents, except for Sections 7.03, 10.01, 12.02 and 13.10, which
Sections will continue to bind ADM and Farmland as necessary to effectuate their purpose.  Nothing contained in this Section 12.02 shall release either of ADM or Farmland from liability for any breach of this Agreement prior to its termination.

ARTICLE XIII: MISCELLANEOUS.
----------------------------

13.01    Taxes and Other Governmental Charges.  ADM shall be responsible for any and all sales, excise, and use
         ------------------------------------
         taxes involving the sale or transfer of the Assets pursuant to this Agreement.

13.02    Announcements of Sale.  Neither party shall issue any public announcement, promotional material or
         ----------------------
         advertisement disclosing either the content of this Agreement or the fact that it was entered into without the prior written consent of the other party, which consent shall not be unreasonably withheld.

13.03    No Brokers or Finders.  Neither ADM nor Farmland has employed, or is subject to any valid claim of, any
         ----------------------
         agent, broker, finder or consultant in connection with the transactions contemplated by this Agreement.

13.04    Additional Instruments.  From time-to-time after Closing, either party shall, at the other party's
         -----------------------
         reasonable request and without further consideration, execute and deliver, or cause to be executed and delivered, such instruments of transfer, assumption, conveyance and assignment in addition to those delivered at the Closing and take such other action as such party may reasonably request in order more effectively to consummate the transactions contemplated herein.

13.05    Notices.  Any notices required or permitted hereunder shall be effective on the mailing thereof if
         --------
         placed in the U.S. mail, certified or registered mail, return receipt requested and deposited postage prepaid, addressed to:

                  ADM:                      ADM/Farmland, Inc.
                                            P. O. Box 1470
                                            Decatur, IL 62525
                                            Attention: President

                  with a copy to:           Archer-Daniels-Midland Company
                                            P. O. Box 1470
                                            Decatur, IL 62525
                                            Attention: General Counsel

                  Farmland:                 Farmland Industries, Inc.
                                            12200 North Ambassador Drive
                                            Kansas City, Missouri 64163

                                            Attention:   President
                  with a copy to:           Farmland Industries, Inc.
                                            12200 North Ambassador Drive
                                            Kansas City, Missouri 64163
                                            Attention:  General Counsel

         Either party may, from time-to-time, by notice so given to the other party in the manner prescribed herein change its address for further notices hereunder.

13.06    Section Headings.  The section headings contained in this Agreement are for reference purposes only and
         -----------------
         shall not affect in any way the meaning or interpretation of this Agreement.

13.07    Multiple Execution.  This Agreement may be executed in any number of multiple originals and each such
         -------------------
         original so executed shall have the same force and effect as an original instrument.

13.08    Invalidity.  If any one or more of the provisions contained in this Agreement shall for any reason be
         -----------
         held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the remaining provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal and unenforceable provision or provisions had never been contained herein.

13.09    Construction.  This Agreement shall be construed, enforced and governed in accordance with the laws of
         -------------
         the State of Illinois, without giving effect to its conflicts of laws principles.

13.10    Expenses.  Except as otherwise set forth herein, each of the parties shall pay its respective expenses
         ---------
         in connection with this Agreement and the transactions contemplated hereby or incidental hereto.

13.11    Assignment.  This Agreement and the rights, duties, obligations and liabilities hereunder shall not be
         -----------
         assigned or otherwise transferred, directly or indirectly, by operation of law or otherwise, by either
         Farmland or ADM without the written consent of the other party; provided, however, that ADM may assign or transfer this Agreement to any Affiliate without such consent.  Farmland shall not fail to maintain its corporate existence, or dissolve, liquidate, merge or consolidate with or into any other Person or permit any other Person to merge or consolidate into it or enter into any transaction involving the disposition, directly or indirectly, of a majority of its capital stock or to sell all or substantially all of its assets, without the surviving Person in any such transaction or the Person succeeding to the assets of Farmland expressly assuming in writing or by operation of law the obligations and liabilities of Farmland hereunder and under each of the Transaction Documents.  For purposes of this Agreement, the term "Affiliate" means, with respect to a Person, another Person that controls, is controlled by or is under common control with, such Person and the term "control" shall mean the possession, directly or indirectly, of the power to elect a majority of the board of directors or other governing body or to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.  Nothing herein shall restrict Farmland's ability to assign its rights hereunder for security purposes in connection with its financing arrangements.

13.12    Parties in Interest.  Subject to Section 13.11, all of the terms and provisions in this Agreement shall
         --------------------
         be binding upon, shall inure to the benefit of and shall be enforceable by and against ADM and Farmland and their approved successors and assigns.

13.13    Remedies.  Except as expressly limited herein, each party retains the right to enforce any and all other
         ---------
         remedies available to it in law or at equity.  The prevailing party in any action or suit to enforce the terms of this Agreement shall be entitled to recover its reasonable attorney's fees, court costs and litigation expenses.  Either party shall have the right to obtain injunctive relief to prevent a breach, threatened breach or further breach of Sections 10.01 or 13.02 by the other party hereto.

13.14    Survival of Representations and Warranties.   All representations, warranties, covenants and agreements
---------------------------------------------------
         of the parties contained in this Agreement, or in any other documents, instrument or other writing provided for in this Agreement, shall survive the Closing and be enforceable thereafter.

13.15    Bulk Transfer Laws.  ADM waives compliance by Farmland with any laws relating to bulk transfers and bulk
----------------------------
         sales applicable to the transactions contemplated herein.  Farmland shall indemnify and hold ADM harmless from and against any Losses and Proceedings arising out of or related to the failure of
         Farmland to comply with such bulk transfer and bulk sales laws.

13.16    Entire Agreement.  This Agreement, including the schedules and exhibits, constitutes the entire
--------------------------
         agreement between the parties and supersedes all prior agreements and understandings between the parties relating to the purchase and sale of the Assets and all other provisions of this Agreement, and there are no agreements, understandings, restrictions, warranties or representations among the parties relating to the purchase and sale of the Assets and other provisions of this Agreement other than those set forth herein.

13.17    Dispute Resolution.  Except as otherwise set forth in this Agreement, any and all disputes,
---------------------------
         controversies and other matters between the parties to this Agreement, arising out of, or relating to this Agreement, or the breach thereof, shall be settled in the manner set forth in this Section 13.17.
         In the event the parties hereto are in dispute (each a "Disputing Party" and, together, the "Disputing
         Parties") with respect to any claims disputes, controversies and other matters between the parties to this Agreement, arising out of, or relating to this Agreement, or the breach thereof, the matter shall be referred to the Advisory Committee (as defined in the Lease), which shall use its best efforts to negotiate in good faith to resolve such claims, disputes, controversies or other matters in question.
         If the Disputing Parties are unable to resolve the dispute with thirty (30) days of its referral to the
         Advisory Committee, the Disputing Parties shall submit the dispute to final and binding arbitration in accordance with this Agreement and the following procedure:

         (a)      Any arbitration shall be conducted in accordance with the Commercial Rules of the American
                  Arbitration Association ("AAA") then in effect. Within thirty (30) days after service of a demand for arbitration, the Disputing Parties shall attempt to agree upon a single arbitrator.
                  In the event the Disputing Parties cannot agree upon a single arbitrator, any party may request the AAA to appoint an arbitrator in accordance with its rules, subject to the provisions hereof; except that if the Disputing Parties fail to agree upon an arbitrator from the persons named by the AAA or if for any reason the appointment cannot be made from the list submitted by the AAA, a board of three arbitrators shall preside over the arbitration where each such party shall be entitled to appoint an arbitrator and the third arbitrator shall be appointed by the other two arbitrators.

         (b)      The arbitration proceeding shall be held in Chicago, Illinois.

         (c)      Each Disputing Party shall be responsible for all costs and expenses such Disputing Party may have incurred in connection with an arbitration hereunder.  The expenses of the arbitrator(s)
                  shall be borne equally by the Disputing Parties unless the arbitrator(s) determine that one of the Disputing Parties has not proceeded in good faith with respect to the matters submitted for arbitration, in which case such party shall bear fully the expenses of arbitration.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed in duplicate as of the day and year first above written.

                                                     FARMLAND INDUSTRIES, INC.

                                                     By: __________________________
                                                         Its ______________________

                                                     ADM/FARMLAND, INC.

                                                     By: __________________________
                                                     Its ______________________

Archer-Daniels-Midland Company hereby executes this Agreement solely for the purpose of agreeing to and acknowledging its joint and several liability for the liabilities and obligations of ADM/Farmland, Inc. hereunder.

                                                     ARCHER-DANIELS-MIDLAND COMPANY

                                                     By:
                                                        -----------------------------------------
                                                     Its
                                                         ----------------------------------------